Exhibit 8.2

September 8, 2022

Boards of Directors

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

633 Central Avenue

Dover, New Hampshire 03820

Ladies and Gentlemen:

You have requested this firm’s opinion regarding certain material State of New Hampshire Business Profits Tax, New Hampshire Business Enterprise Tax and New Hampshire Interest and Dividends Tax consequences of the proposed conversion of First Seacoast Bancorp, MHC, a federally chartered mutual holding company (Mutual Holding Company), from the mutual holding company to the stock holding company form of organization (Conversion), pursuant to the Plan of Conversion of First Seacoast Bancorp, MHC, dated August 11, 2022 (Plan).

In connection therewith, we have examined the Plan, the Registration Statement filed by First Seacoast Bancorp, Inc., a Maryland stock corporation (Holding Company) with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended, and the Application for Conversion on Form Fr MM-AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System (the Federal Reserve). Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan. In our review, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic files or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied on the opinion of Luse Gorman, PC, (Counsel) related to material Federal income tax consequences of the proposed Conversion (Federal Tax Opinion), without undertaking to verify the same by independent investigation. Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (Code), and the regulations thereunder (Treasury Regulations).

In rendering our opinion, we have considered the applicable provisions of the Code, as amended, the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions herein. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

Our opinions are not binding on the New Hampshire Department of Revenue Administration (Department) and there can be no assurance that the Department will not take a position contrary to any of the opinions expressed herein. Because the opinions expressed herein are based upon current tax law, future changes in New Hampshire tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, First Seacoast Bank (the “Bank”), First Seacoast Bancorp, a federal corporation (the “Mid-Tier Holding Company”), and the Holding Company, as set forth in the joint certificate for each of those aforementioned entities, which has been signed by an authorized officer of each of the aforementioned entities and incorporated herein by reference.

Statement of Facts/Description of the Proposed Transactions

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. The Bank, a federally-chartered mutual savings bank, is currently a wholly owned subsidiary of First Seacoast Bancorp., a federal corporation (Mid-Tier Holding Company), which is a subsidiary of the Mutual Holding Company. The Mutual Holding Company is a mutual holding company with no stockholders. The depositors of the Bank are considered the “owners” of the Mutual Holding Company and are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. At June 30, 2022, the Mid-Tier Holding Company had 6,064,891 shares of common stock outstanding of which 2,718,966 shares, or 44.8%, were owned by the public and the remaining 3,345,925 shares or 55.2% of common stock of the Mid-Tier Holding Company were owned by the Mutual Holding Company.

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from a federally-chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will offer for sale shares of its common stock (Holding Company Common Stock) to Eligible Account Holders, Supplemental Eligible Account Holders (if any), Tax-Qualified Employee Plans established by the Bank or the Stock Holding Company, and employees, officers, directors, trustees and corporators of the Mutual Holding Company or the Bank, according to the subscription priorities set forth in the Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by the Stock Holding Company through a Direct Community Offering and/or a Syndicated Community Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

1)	The Holding Company will be organized as a Maryland-chartered first-tier stock holding company subsidiary of the Mid-Tier Holding Company.

2)

The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (MHC Merger) whereby the shares of Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and Members will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

3)

Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Stock Holding Company (Mid-Tier Merger), with the Stock Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the persons who held liquidation interests in the Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Holding Company Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

4)	Immediately after the Mid-Tier Merger, the Stock Holding Company will offer for sale shares of Holding Company Common Stock in the Offering.

5)

The Stock Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Holding Company Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the Holding Company Liquidation Account will be equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. The terms of the Stock Holding Company Liquidation Account and Bank Liquidation Account, which supports the payment of the Stock Holding Company Liquidation Account in the event the Stock Holding Company lacks sufficient net assets, are described in the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio in a manner that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. As part of the Conversion, additional shares of Holding Company Common Stock will be sold on a priority basis to eligible depositors and borrowers of the Bank and to members of the public in the Offering.

As a result of the Conversion and Offering, the Stock Holding Company will be a publicly-held corporation, will have registered the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly-owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors and borrowers of the Bank as of the Voting Record Date who qualify as Voting Members (“Other Members”). Subscription rights are

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in the New Hampshire counties of Rockingham and Strafford) and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Bank and Holding Company, to members of the general public in a Syndicated Community Offering.

Luse Gorman, PC Federal Opinion

Luse Gorman, PC has provided an opinion that addresses the material federal income tax consequences of the Conversion and reorganization. The opinion concluded, as follows:

1. The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(l)(A) of the Code)

2. The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger and of the liquidation interest in the Mid-Tier Holding Company for interests in the Liquidation Account will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54)

3. No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company. (Section 361(a), 361(c) and 357(a) of the Code)

4. No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company. (Section 1032(a) of the Code)

5. Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code)

6. The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

7. The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code)

8. The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code)

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

9. The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code)

10. No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code)

11. The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

12. The holding period of the assets of Mid-Tier Holding Company to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code)

13. Except with respect to the receipt of cash in lieu of fractional share interests, Mid-Tier Holding Company stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock. (Section 354 of the Code).

14. The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

15. Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company. (Section 354 of the Code) The constructive exchange of the liquidation interests in the Mid-Tier Holding Company for interests in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

16. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182)

17. It is more likely than not that, at the effective date of the Conversion, the fair market value of the benefit provided to Eligible Account Holders and Supplemental Eligible Account Holders in an interest in the Bank Liquidation Account is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company in a purchase and assumption transaction with a credit union

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

acquiror) when the Holding Company lacks sufficient net assets to pay distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Code)

18. Each stockholder’s aggregate basis in its Holding Company Common Stock received in the exchange will be the same as such stockholder’s aggregate basis of its Mid-Tier Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Code)

19. It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code)

20. Each stockholder’s holding period in its Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code)

21. The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the effective date of the Conversion. (Section 1223(5) of the Code)

22. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code)

Counsel’s opinion in paragraph 19 above is predicated on the representation that no person will receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Counsel’s opinions under paragraphs 16 and 18 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders, employees, officers, directors, trustees and corporators in the Subscription Offering have a fair market value of zero. Counsel understands that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering. Counsel also notes that the IRS has not in the past concluded that subscription rights have value. In addition, Counsel is relying on a letter from Feldman Financial Advisors, Inc. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, Counsel believes it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Stock Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Counsel’s opinion under paragraph 17 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Holding Company Liquidation Account in the event the Holding Company lacks sufficient net assets has a fair market value of zero. The Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account in a solvent liquidation of the Bank and/or Holding Company or if the Bank (or

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

Bank and Holding Company) enters into a transaction to transfer its assets and liabilities to another entity, including a credit union. Counsel understands that: (i) no holder of an interest in a liquidation account has ever received payment of an interest in a liquidation account attributable to the liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable by an Eligible Account Holder or Supplemental Eligible Account Holder; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced, as described in the Plan; and (iv) holders of an interest in a Liquidation Account have received payments of their interest in only a limited number of instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumptions of liabilities of holding companies and subsidiary banks). These instances involved the purchase and assumption of a bank’s assets by a credit union. However, not all states permit the sale of a bank’s assets to a credit union, further limiting the opportunity for this type of transaction. Counsel also notes that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In the present case, Counsel believes that the same analysis as was applied in Paulsen and Society for Savings can be applied to the extremely remote contingency that a depositor will, at some undetermined time in the future, realize value from the sale of the bank’s assets to a credit union. First, some states prohibit a credit union from acquiring a bank’s assets through a purchase and assumption transaction. Second, although other states do, as noted above, there have been only a limited number of instances where a credit union has acquired the assets of a bank where an amount representing the then-value of a liquidation account has been (or will be) paid to the bank’s eligible depositors. These instances all involved former mutual banks that were required to establish liquidation accounts in a conversion to a stock bank and who later engaged in a purchase and assumption transaction with a credit union. Counsel is aware of less than ten instances out of hundreds of converted former mutual banks since 1816 (the date the first mutual bank was chartered in Massachusetts) have engaged in purchase and assumption transactions with credit unions and have been required to distribute to their depositors the remains of any liquidation accounts. Under these circumstances, Counsel agrees with the statement by the Supreme Court in Society for Savings that “any theoretical value reduces almost to the vanishing point.”

In addition, Counsel is relying on a letter from Feldman Financial Advisors, Inc. to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account does not have any economic value at the time of the Conversion. Based on the foregoing, Counsel believes it is more likely than not that such rights in the Bank Liquidation Account have no value.

If such rights in the Bank Liquidation Account are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value of their interest in the Bank Liquidation Account as of the effective date of the Conversion. However, Counsel is not aware of any situation where rights in a bank liquidation account have been found to have an economic value at the time of a mutual-to-stock conversion of a mutual institution or a second-step conversion of a mutual holding company.

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

DISCUSSION RELATED TO NEW HAMPSHIRE TAX LAWS

New Hampshire Business Profits Tax (Business Profits Tax)

New Hampshire imposes the Business Profits Tax (BPT) upon the taxable business profits of every business organization carrying on any business within the state at a rate of 7.6% for taxable years ending on or after December 31, 2022. For taxable periods ending on or after December 31, 2023, the BPT rate is reduced to 7.5%.

Taxable business profits means gross business profits adjusted by additions and subtractions required by NHRSA 77-A:4 and then adjusted by the appropriate method of apportionment provided in NHRSA 77-A:3. For tax years beginning on or after January 1, 2020, gross business profits is defined as “the amount of taxable income as would be determinable under the provisions of the United States Internal Revenue Code of 1986 in effect on December 31, 2018, subject to certain adjustments under NHRSAs 77-A:3-a and b” for a corporation and any other business organization required to make and file a U.S. corporation income tax return or not required to file separately because the corporation is a member of an affiliated group (New Hampshire Statutes, Title V, Chapter 77-A, Section 1).

New Hampshire Business Enterprise Tax (Business Enterprise Tax)

New Hampshire currently imposes the Business Enterprise Tax (BET) on every business enterprise, any organization carrying on a business for profit (except organizations described in IRC Section 501(c)(3) that do not have unrelated business income), at the rate of .55% upon the taxable enterprise value tax base.

Taxable enterprise value tax base is defined as “the enterprise value tax base adjusted by the special adjustments provided in NHRSA 77-E:3 and then adjusted by the method of apportionment provided in NHRSA 77-E:4.” The enterprise value tax base is defined as “the sum of all compensation paid or accrued, interest paid and accrued and dividends paid by the business enterprise, before special adjustments provided in NHRSA 77-E:3 or apportionment as provided in NHRSA 77-E:4” (New Hampshire Statutes, Title V, Chapter 77-E, Section 1).

For the New Hampshire BET purposes, the taxable period is defined as “the calendar or fiscal year, or fractional part of a year, which the business enterprise uses for federal income tax purposes” (New Hampshire Statutes, Title V, Chapter 77-E, Section 1).

New Hampshire Individual, Certain Partnerships, LLCs and Estates Interest and Dividends Tax (Interest and Dividends Tax)

New Hampshire imposes the Interest and Dividends Tax (I&DT) on resident individuals at any time during the year at a rate of 5.0% of taxable income. (New Hampshire Statutes, Title V, chapter 77, Section 1).

Please note, recently enacted legislation ( HB2, An Act Relative to State Fees, Funds, Revenues, and Expenditures) phases out the I&D Tax starting at 4% for taxable periods ending on or after December 31, 2023, 3% for taxable periods ending on or after December 31, 2024, 2% for taxable periods ending on or after December 31, 2025 and 1% for taxable periods ending on or after December 31, 2026. The I&DT is then repealed for taxable periods beginning after December 31, 2026.

Taxable income for a resident individual is defined generally as interest (except interest on state notes and bonds) and dividends, except for exceptions found in Section 77:4. (New Hampshire Statutes, Title V, Chapter 77, Section 4).

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

OPINION

Accordingly, based on the facts, representations and assumptions set forth herein and the existing law, it is the opinion of Baker Newman Noyes LLC regarding the BPT, BET and I&DT impacts of the Plan that:

1)

For purposes of the New Hampshire BPT, BET and I&DT regimes, no income, gain or loss will be recognized by the Mutual Holding Company, Mid-Tier Holding Company, Holding Company or Bank as a result of the transactions contemplated by the Plan.

2)

No income, gain or loss will be recognized by the Eligible Account Holders, persons who have liquidation interests in the Mutual Holding Company, persons who have liquidation interests in the Mid-Tier Holding Company, and other purchasers in the Subscription Offering as a result of the transactions contemplated by the Plan.

3)	No gain or loss will be recognized by the Mid-Tier Holding Company shareholders upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock.

4)

No gain or loss will be recognized by the Minority Stockholders upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock except to the extent of any cash received in lieu of a fractional share interest in Stock Holding Company. Minority Stockholders who receive cash in lieu of fractional shares of Holding Company Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Mid-Tier Holding Company allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the Mid-Tier Merger, and will be long-term gain or loss if such holder’s holding period in the shares of Mid-Tier Holding Company common stock is more than one year on the date of the Mid-Tier Merger.

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the New Hampshire Department of Revenue Administration or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

References to New Hampshire statutes and regulations are based upon current laws as enacted and pronouncements thereunder as of the date of this memorandum. In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Service Code of 1986, as amended, New Hampshire statutes and the regulations, judicial and administrative interpretations thereof, all as of the date of this memorandum. However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We take no responsibility to update our opinions for any subsequent change or modification.

First Seacoast Bancorp, MHC

First Seacoast Bancorp, a federal corporation

First Seacoast Bancorp, Inc., a Maryland corporation

First Seacoast Bank

September 8, 2022

This opinion is given solely for the benefit of Mutual Holding Company, Mid-Tier Holding Company, Holding Company, Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other persons described in the Plan who will receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion on Form MM-AC and the Holding Company Application on Form LL-10(e), each as filed with the Federal Reserve, and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Stock Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

/s/ Baker Newman & Noyes LLC BAKER NEWMAN & NOYES LLC